EXHIBIT (4)(a)

Sussex Bancorp
Dividend Reinvestment Plan with Optional Cash Investment

THE COMPANY
         Sussex Bancorp (the "Company") was organized in January 1996 as a business corporation under the laws of the State of New Jersey by the Board of Directors of Sussex County State Bank (the "Bank"). The Bank is a wholly owned subsidiary of the Company. The Bank is a New Jersey chartered commercial bank formed in 1976. The offices of the Company and the Bank are located at 399 State Highway 23, Franklin, New Jersey 07416. The telephone number of the Company is 201-827-2914.

         The Company publishes Annual Reports and Proxy Statements which are made available to its shareholders. All such reports are hereby incorporated by reference into the description of the Company in this Dividend Reinvestment Plan with Optional Cash Investment (the "Plan"). The Company will provide, without charge, to each person to whom a copy of the Plan is delivered, on the oral or written request of any such person, a copy of any or all of the foregoing documents. Written requests for such copies should be made to Sussex Bancorp, 399 Route 23, Franklin, New Jersey 07416, Attention: Ms. Candace A. Leatham.

THE PLAN:
         The Plan described in this brochure offers you the opportunity to increase your investment in the Company's common stock, no par value (the "Common Stock"), with no brokerage commissions or administrative fees of any kind. The Plan consists of a Dividend Reinvestment Component and an Optional Cash Purchase Component. The Dividend Reinvestment Component permits you to use your cash dividends to purchase additional whole and fractional shares of the Common Stock. The Optional Cash Purchase Component allows you to purchase additional shares with optional cash payments. The Plan is administered by the Company's stock transfer agent, Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 ("R&T").

INVESTMENT CONSIDERATIONS
         The purchase price of stock purchased under the Plan is based upon the market price of the Common Stock. Quotes for the Common Stock are supplied by the National Association of Security Dealers through the NASD OTC Bulletin Board, its automated system for reporting non-NASDAQ quotes and National Quotations Bureau's pink sheets. The Bank is not traded on any established exchange or on the NASDAQ system, and is very thinly traded. Therefore, the price established pursuant to the terms of the Plan may not provide a true reflection of the value of the Common Stock. In addition, even though the purchase price provides for a discount from the market price, no assurance can be given that shareholders will be able to resell the shares purchased through the Plan at a profit due to, among other things, changing conditions and the absence of an established trading market. In addition, because there is no established trading market, the Company Stock may be an illiquid investment and may not be appropriate for parties who may have a need to quickly dispose of shares of Common Stock.
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         Shares  of  Common  Stock  purchased  under  the Plan  are NOT  deposit accounts of the Bank and are NOT insured by Federal Deposit Insurance Corporation or any other governmental organization. Shares of Common Stock are subject to market risk and possible loss of investment.

         Any corporate or partnership shareholder whose purchases under the Plan increase its holdings of Common Stock to 5% or more of the Company's then outstanding shares may need prior Federal Reserve Board approval to purchase such shares. Any subscriber (whether or not a corporation or partnership) whose stock purchase would increase his or its holdings of Common Stock to 10% or more of the Company's then outstanding shares will need prior Federal Reserve and New Jersey Department of Banking and Insurance approval to purchase such shares.

DIVIDEND REINVESTMENT COMPONENT
         The Plan permits you to invest your Company cash dividends in additional shares of Common Stock. Instead of sending your regular dividend check to you, R&T will use your dividend to purchase whole and fractional shares of Common Stock and credit them to your account. Dividends on the shares credited to your account under the Plan will also be reinvested for you, thereby compounding your investment. All shares purchased pursuant to this Plan will be purchased either directly from the Company, in which case they will be issued by the Company out of its legally authorized but unissued shares of Common Stock, or on the open market at then current market prices. The choice of whether shares will be purchased from the Company or on the open market will be determined by the Company in its discretion, based on the best interests on the Company.

         The purchase price for shares of Common Stock purchased through the Plan directly from the Company will be 97% of the average market price of shares of the Company in the ten business days preceding the dividend payment date. The market price will be the inter-day average of the bid and asked prices for the Common Stock, as established by a reputable market maker in the Common Stock. The purchase price for shares of Common Stock purchased through the Plan on the open market will be 97% of R&T's actual purchase price.

OPTIONAL CASH PURCHASE COMPONENT
         As a participant in the Plan, you may also purchase additional whole and fractional shares of Common Stock by sending R&T any amount between $100 and $3,000 per dividend period. These amounts will be used to purchase additional shares of stock at current market prices. You may make these additional optional cash purchases each dividend period, within the time frame specified below.

         Optional cash payments must be received by R&T within 30 business days and no less than two business prior to a dividend payment date. It is anticipated that future dividend payments will ordinarily be made February 1, May 1, August 1, and November 1. Payments that are not received within this period will be returned to you.

         Payments received within the above-described time frame will be held by R&T until combined with funds from that dividend for purchase of Common Stock under the Plan. No interest will be paid on these funds. Optional cash payments should be made by check or money order made payable to Registrar and Transfer Company. At the discretion of the Company, all shares will be purchased on the open market.
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         The purchase  price for shares of Common Stock  purchased  through this optional cash purchase provision will be 100% of the average market price of shares of the Common Stock in the ten business days preceding the dividend payment date, if the shares are issued directly from the Company. The market will be the inter-day average of the bid and asked prices for the Common Stock, as established by a reputable market maker in the Common Stock. The purchase price for shares of Common Stock purchased through this optional cash purchase provision on the open market will be 100% of R&T's actual purchase price.

COST TO YOU
         The Company will pay all brokerage commissions and administrative fees connected with your participation in the Plan. The only cost will be a termination fee if you decide to withdraw from the Plan.

ACCOUNT STATEMENTS
         You will receive an account statement from R&T each time that shares are purchased for you under the Plan. The statement will show the total number of whole and fractional shares in your account to date, as well as the amount of the most recent dividend, any optional cash payments concurrently invested, the number of shares purchased and the price per share. The price is the average price of all shares purchased under the Plan in connection with a given dividend, including shares purchased with any optional cash payments. Each statement will also include a detachable form for your convenience and use in making optional cash payments. You should retain all account statements for your personal accounting and record keeping purposes.

ELIGIBILITY
         Participation in the Plan is limited to registered shareholders of record of the Common Stock. Any shareholder whose common shares are registered in names other than their own (i.e., the name of a brokerage firm, bank or nominee) must either become a shareholder of record by having their shares transferred into their own name or by making arrangements with their nominee to participate in the Plan on their behalf. Once you have become a registered shareholder of record, you will be eligible to participate in the Plan and may do so by completing an authorization card.

ENROLLMENT
         To enroll in the Plan, just complete the enclosed authorization card and return it to R&T in the enclosed envelope. If your signed authorization card is received at least 10 business days before a dividend payment date, the Plan will go into effect for you with that dividend. Otherwise, your participation will be deferred until the next dividend. Once you have enrolled in the Plan you may begin making optional cash payments immediately. Again, optional cash payments may only be made during the 10 business day period preceding a dividend payment date. Your participation in the Plan will apply to all shares that are registered to you at time of enrollment, plus all shares that you acquire while your authorization remains in effect. If you sell all of your shares for which you have a certificate, but your participation in the Plan is not terminated, dividends on the shares held in your account under the Plan will continue to be reinvested.
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TAXATION OF DIVIDENDS
         You will be taxed on the dividends that are reinvested on your behalf, just the same as you would have been if they had been paid directly to you. In addition, the amount of any brokerage commissions and administrative fees paid for you by the Company in connection with the purchase of shares, as well as the value of the discount paid by the Company on behalf of a participant on open market purchases, will be taxes as income to you. At year-end R&T will send all applicable tax information to you and to the Internal Revenue Service. If you have any remaining tax questions, you should consult your personal tax advisor.

CERTIFICATES
         Shares purchased for your account under the Plan will normally be held by R&T, without charge. If you wish, however, a certificate or certificates for whole shares credited to your account will be delivered to you upon your written request to R&T. R&T will impose a certificate fee of $15 per request.

VOTING OF SHARES
         You will be given the right to direct R& T to vote any whole shares (but not fractional shares) held for you under the Plan on the record date for a vote. Shares for which no voting directions are received will not be voted.

FRACTIONAL SHARES
         While you are a participant in the Plan, the entire amount of your dividend and any optional cash payment will be used to purchase shares of Common Stock. If the amount is not equal to an exact number of whole shares, your account will be credited with a fractional share (calculated to four decimal places). A fractional share will earn dividends for you, in proportion to the size of the fraction just as full shares do.

WITHDRAWAL FROM PLAN
         You may terminate your participation in the Plan at any time and for any reason. To withdraw from the Plan, simply give written notice to R& T at least 10 business days before a dividend payment date. Your notice should include a termination fee of $25. Upon termination, you will receive a certificate for the number of whole shares credited to your account under the Plan, plus a check for any fraction of a share, valued at the then current market price of Common Stock.

QUESTIONS AND CORRESPONDENCE
         Please direct all questions and correspondence regarding the Plan to:

Registrar and Transfer Company
Dividend Reinvestment Plan
10 Commerce Drive
Cranford, NJ 07016
Telephone: 1-800-368-5948

         Be sure to refer to Sussex Bancorp or enclose the top portion of your account statement with all correspondence.

Terms and Conditions
of Dividend Reinvestment Plan

         (a)Participation; Agent: The Plan is available to shareholders of record of the Common Stock. R&T, acting as agent for each participant in the Plan, will apply cash dividends which become payable to such participant on shares of Common Stock (including shares held in the participant's name and shares accumulated under the Plan), together with any optional cash payments received from such participant, to the purchase of additional whole and fractional shares of stock for such participant.

         (b)Optional Cash Payments: A participant's optional cash payment must be made by check or money order, payable to Registrar & Transfer Company, and may not be less than $100 nor more than $3,000 per dividend period. Optional cash payments must be received by R&T no more than 30 business days and no less than two business days prior to a dividend payment date. It is anticipated that future dividend payments will ordinarily be made on February 1, May 1, August 1, and November 1. Payments that are not received within this period will be returned to you. A participant may withdraw his or her entire optional cash payment by written notice to R& T not less than 48 hours before such payment is to be invested.

         (c)Stock Purchases: In making purchases for the accounts of participants, R&T may commingle the funds of one participant with those of other participants in the Plan. In the case of each purchase, the price per share for each participant's account for shares purchased with reinvested dividends shall be the average price of all shares purchased during that dividend period, with the price of each share determined in accordance with the Dividend Reinvestment section hereof. In the case of each optional cash purchase, the price per share for each participant's account shall be the average price of all shares purchased during that dividend period, with the price of each share determined in accordance with the Optional Cash Purchases Component of the Plan. At the discretion of the Company, purchases may be made directly from the Company or on the open market, at such prices and on such terms as R&T shall determine its discretion. R&T shall have no responsibility with respect to the market value of the Common Stock acquired for participants under the Plan.

         (d)Timing Of Purchases: R&T will make every reasonable effort to invest all dividends and optional cash payments as promptly after receipt as possible. Participant's funds held by R&T prior to purchase during this period will not bear interest. Investment in the Common Stock will then be completed as soon as possible.

         (e)Account Statements: Following each purchase of shares, R&T will mail to each participant an account statement showing the cash dividends and optional cash payments received, the number of shares purchased, the price per share, and the participant's total shares accumulated under the Plan.

         (f)Expenses: There will be no expenses to participants for the administration of the Plan. Brokerage commissions and administrative fees associated with the Plan, if any, will be paid by the Company.

         (g)Taxation of Dividends: The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends. In addition, brokerage commissions and administrative fees paid by the Company, if any, on behalf of the participant, as well as the value of the discount paid by the Company on behalf of a participant on open market purchases, may constitute additional income. Dividends paid on accumulated shares, and the amount of brokerage commissions and administrative fees paid by the Company on behalf of each participant, will be included in an annual information return filed with the Internal Revenue Service. A copy of the return will be sent to the participant, or the information included in the return will be shown on the participant's final account statement for the year.

         (h)Stock Certificates: No share certificates will be issued to a participant unless the participant so requests or until the participant's account is terminated. Such requests must be made in writing to R&T, and must be accompanied by a check or money order in the amount of $15 in payment of the certificate fee. No certificates for fractional shares will be issued.

         (i)Voting of Shares: In connection with any matter requiring the vote of shareholders of the Company, Plan participants shall be entitled to direct R&T to vote all whole shares held on their account in the Plan. Fractional shares will not be voted.

         (j)Termination of Participation: A participant may terminate participation in the Plan at any time by written instructions to R&T. Notice of termination must be accompanied by a termination fee of $25. To be effective on a dividend payment date, the Notice of Termination must be received by R&T at least 10 business days before that dividend payment date. Upon receipt of Notice of Termination from the participant, R&T will send to the participant a certificate for all whole shares in the participant's account. Fractional shares credited to the terminated account will be paid in cash at the then prevailing market rate. R&T may also terminate any participants account at any time in its discretion by notice in writing mailed to the participant.

         (k)Stock Dividends, Stock Splits, Rights: Any stock dividends or stock splits on the Common Stock applicable to shares belonging to a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for all such rights directly from R&T.

         (l)Limitation of Liability: Neither the Company nor R&T shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this agreement; nor shall they have any duties, responsibilities or liabilities except as are expressly set forth herein; nor shall they be liable for any act done in good faith or for any good faith omission to act; nor shall they have any liability in connection with an inability to purchase shares or with respect to the timing or the price of any purchase.

         (m)Amendment of Plan: This agreement may be amended, supplemented or terminated by the Company or R&T at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be deemed to be accepted by the participant unless, prior to its effective date, R&T receives written Notice of Termination of the participant's account.

         (n)Governing Law: This agreement and the authorization card signed by the participant (which is deemed a part of this agreement) and the participant's account shall be governed by and construed in accordance with the laws of the State of New Jersey. This agreement cannot be changed orally.

SUSSEX BANCORP
Dividend Reinvestment Plan